Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 25, 2005 (September 20, 2005 as to the effects of the restatements discussed in Note 12) (which report expresses an unqualified opinion and includes explanatory paragraphs referring to (1) allocations of certain assets and expense items applicable to Horizon and subsidiaries, (2) the bankruptcy filing of the Combined Companies and the fact the combined financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Combined Companies be unable to continue as a going concern and (3) referring to the restatement of the financial statements), relating to the combined financial statements of Horizon NR, LLC and certain Subsidiaries appearing in the Prospectus which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

September 15, 2006